Exhibit 16.1

K. R. MARGETSON LTD.	Chartered Professional Accountant
331 East 5th Street	Tel: 604.220.7704
North Vancouver BC V7L 1M1	Fax: 1.855.603.3228
Canada

Commissioners:

I have read the statements made by Fenbo Holdings Limited under the caption “Change in Accountants” included in its Registration Statement on Form F-1. I agree with the statements concerning my firm in such Form F-1.

K. R. MARGETSON LTD.

Chartered Professional Accountant

North Vancouver BC

Canada

Date: June 19, 2023